Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 600
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Fire Successfully Suppressed at Excel No. 3 Mine

Tulsa, Oklahoma, January 7, 2005 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that its wholly-owned MC Mining, LLC subsidiary has been successful in its efforts to suppress a mine fire at its Excel No. 3 mine located in Pike County, Kentucky. MC Mining discovered the mine fire, which originated along a belt conveyor line, late the night of December 25, 2004 and temporarily idled the Excel No. 3 mine the following day. (See ARLP Press Release, dated, December 27, 2004.)

Under a firefighting plan developed by MC Mining in cooperation with mine emergency response teams from the Mine Safety and Health Administration (“MSHA”) and the Kentucky Office of Mine Safety and Licensing (“OMSL”), four portals at the Excel No. 3 mine were capped in an effort to deprive the fire of oxygen. A series of boreholes were then drilled into the mine from the surface and nitrogen gas and foam were injected through the boreholes into the fire area to further suppress the fire. As a result of these efforts, the mine atmosphere was rendered inert, or without oxygen, and the Excel No. 3 mine fire was effectively smothered. The boreholes will continue to be used to monitor the mine atmosphere and inject nitrogen into the fire area as recovery efforts progress.

MC Mining, in conjunction with on-site representatives of MSHA and OMSL, is implementing a plan to allow mine rescue teams to re-enter the Excel No. 3 mine and inspect the fire area. As part of this plan, an MSHA robot was deployed into the mine to remotely collect video, temperature and atmospheric readings of the fire area. After reviewing the data obtained by the MSHA robot and collected from borehole readings, mine rescue teams are preparing to enter the mine to begin inspections. With information obtained from these inspections, MC Mining will develop procedures to completely isolate and contain the area of the mine affected by the fire.

During 2004, the Excel No. 3 mine produced approximately 160,000 tons per month of low-sulfur coal from the Pond Creek coal seam. The underground mine, which employs approximately 250 workers, utilizes continuous mining units and room-and-pillar techniques.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding the business risks that could affect our results.

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Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates mining complexes in Illinois, Indiana, Kentucky and Maryland.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; deregulation of the electric utility industry or the effects of any adverse changes in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulations, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks of major mine-related accidents or interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance; and risks associated with our 10.0% participation (excluding any applicable deductible) in the commercial property program.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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